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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

   Stockton                            Mark               C.
-------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
   c/o LaSalle Re Holdings Limited
   25 Church Street
-------------------------------------------------------------------------------
                                    (Street)

      Hamilton                 HM FX                   BERMUDA
-------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

      July 15, 1999
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     LaSalle Re Holdings Limited (NYSE: LSH)
_______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [x]  Officer (give title below)           [ ]  Other (specify below)

             Senior Vice President and Chief Underwriting Officer
           -------------------------------------------------------
_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

===============================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

 Common Shares                           2,160.000                   D
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 Common Shares                           3,630.652 (1)               D
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===================================================================================================================================

*   If the Form is filed by more than one  Reporting  Person,  see  Instruction
    5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

 Options to acquire      (2)        5/19/2007       Common Shares          25,000        $28.75         D
-----------------------------------------------------------------------------------------------------------------------------------
 Options to acquire      (3)        10/1/2008       Common Shares          20,000        $25.875        D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

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===================================================================================================================================
Explanation of Responses:
(1) Represents awards of restricted stock granted under the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan to
    compensate for the dilutive effect of certain dividends paid by the issuer on the exercise price of the options shown on the first line of Table II.  The awards of restricted stock vest only when the underlying options are exercised.
(2) Options vest as follows:  1/5 on 5/19/98, 1/5 on 5/19/99, 1/5 on 5/19/00, 1/5 on 5/19/01 and 1/5 on 5/19/02.
(3) Options vest as follows:  1/5 on 10/1/99, 1/5 on 10/1/00, 1/5 on 10/1/01, 1/5 on 10/1/02 and 1/5 on 10/1/03.



     /s/ Mark C. Stockton                                  July 15, 1999
---------------------------------------------           -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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